Exhibit 10.6

This binding Settlement and Release Agreement (the “Agreement”) is made as of the last date set forth below (the “Effective Date”), by and between Exactus, Inc. (the “Company”), Ceed2Med, LLC (“C2M”), Vladislav (Bobby) Yampolsky (“BY”) and Jamie Goldstein (“JG”) (hereinafter referred to from time to time collectively as the “Parties” and individually as a “Party”).

WHEREAS, on January 8, 2019 the Company and C2M entered into a Master Product Development and Supply Agreement with C2M (the “MPA”): and

WHEREAS, on July 31, 2019, the Company and C2M entered into a Management and Services Agreement with C2M (the “MSA”); and

WHEREAS, on or about September 17, 2019 the Company and Skybar Holdings, LLC and an affiliate of BY entered into a lease agreement (the “Skybar Lease”); and

WHEREAS, on October 23, 2019, the Company and C2M amended the MSA to expand the scope of services among other things; and

WHEREAS, on November 14, 2019, the Company and C2M entered into a Supply and Distribution Agreement (the “Supply Agreement”, and together with the MPA, the MSA and the Skybar Lease, each as amended from time to time, the “Agreements”) pursuant to which C2M agreed to purchase a minimum of 10,000 pounds of 2019 hemp flower harvest and the Company acquired an option to purchase the distribution operations of C2M; and

WHEREAS, the Company issued 8,385,691 shares of its common stock, par value $0.0001 per share (“Common Stock”) to C2M (the “C2M Common”) in consideration for the MPA; and

WHEREAS, the Company authorized and issued 10,000 shares of its Series E 0% Convertible Redeemable Preferred stock, par value $0.0001 per share (“Series E Preferred”), to C2M (the ‘C2M Preferred”) pursuant to a Certificate of Designation therefore (the “COD”) in consideration for the MSA; and

WHEREAS, the Company issued to certain farming partners associated with Exactus One World. LLC (“EOW”) 2,418,964 shares of Common Stock (the “EOW Shares”); and

WHEREAS, C2M and BY assert they have from time to time advanced sums to or on behalf of the Company (the “Advances”) and is owed a minimum of $495,000, which the Company disputes; and

WHEREAS, certain disputes have arisen in connection with the Agreements and the relationship of the Parties, EOW, advances and the performance of the Agreements related to, among other things, product yields, management and oversight, duties and responsibilities, quality, payment, deliveries and services, rent and advances; and

WHEREAS, the Company and C2M have each asserted the other is in breach of various agreements and understandings; and ,

WHEREAS, the Parties wish to settle all disputes as between them, whether known or unknown, in law or in equity from the beginning of time to the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Parties agree as follows:

1.
The Parties hereby agree to resolve and compromise the disputed claims of breach and/or non- performance of the Agreements and the Company and C2M agree that they shall withdraw all demands and execute this final settlement agreement and release and hereby terminate all of the Agreements with no further liability or obligation thereunder except as set forth herein.

2.
The Company and C2M represent and warrant that there has been no assignment, transfer or sale of any of their rights under the Agreements to any of their affiliates, related entities, owners, members or controlling persons, any entity owned or controlled in whole or in part by any of the foregoing, or to any third party.

3.
In reliance upon the Company’s and C2M’s claims and representations and warranties in paragraph 2, but without conceding the validity of the claims, and to effectuate the compromise and settlement contemplated herein:
(a)
BY shall pay the Company $100,000 no later than February 5, 2021 by wire transfer of immediately available funds to an account designated by the Company;
(b)
JG shall pay the Company $100,000 no later than February 5, 2021 by wire transfer of immediately available funds to an account designated by the Company;

(c)
C2M hereby voluntarily assigns and conveys and authorizes conversion to Common Stock of all 10,000 shares of Series E Preferred owned by C2M and instructs the Company’s transfer agent to assign and deliver to such persons or entities as are designated by the representative for the Company 6,250,000 shares of Common Stock as directed by the Company Representative designated on Schedule A annexed hereto (the “Company Representative”), which Series shall thereupon be transferred and upon transfer such Series E COD shall be cancelled at the direction of the Company Representative, subject to the issuance under Par 5 hereof; and
(d)
Company shall issue to each of BY and JG 4,000,000 (8,000,000 total) shares of newly- issued shares of restricted Common Stock.

4.
This Agreement is intended to be binding upon the Parties. Upon the execution of this Agreement, to the extent that they have not previously been terminated the Agreements and all debts, claims and liabilities between the Parties shall be terminated other than the obligation to make the payments and issuances required herein.

5.
The Company hereby transfers and assigns 2,000,000 shares of Common Stock as contemplated in Par 2(c) hereof to BY in consideration of this Agreement.

6.
Except for the obligations undertaken herein, other than with respect to Excluded Released Persons as defined below, the Parties hereby mutually release each other, together with all of their respective officers, directors, successors, assigns, affiliates, subsidiaries, agents and employees, from any and all liabilities, charges, complaints, claims, demands, causes of action, or suits at law or equity of whatever kind or nature, known or unknown, which they may now have or may hereafter have or assert based in whole or in part on any manner or thing occurring prior to this date, including but not limited to, any claims, obligations or duties arising from the Agreements, and any claims that have been or could have been asserted in any arbitration, court or tribunal, and any counterclaims, crossclaims, defenses, or set offs the Company or such released persons could assert against the other (the “Mutual Release”). The Excluded Released Persons shall mean Emiliano Aloi, the Company’s Chief Executive Officer and Director, and Kenneth Puzder, the Company’s Chief Financial Officer and Director.

7.
The Parties acknowledge and agree on behalf of themselves and all of their affiliated or related entities, subsidiaries, employees, agents, representatives, owners and controlling persons that they have no right, title or interest to any ongoing business or operations, purchase orders, contracts or other agreements or understandings of the other. The Parties further agree on behalf of themselves and all of their affiliated or related entities, subsidiaries, employees, agents, representatives, owners and controlling persons that they will not pursue any claims against any third parties related to the other Parties’ agreements or properties and will indemnify the other and its affiliates for cost and damages in connection with any action, claim or proceeding to which the other may become a part related to the matters herein.

8.
The Parties agree that except for the representations, warranties and covenants made in this Agreement, and excluding only the Parties’ communications with their respective accountants, bankers, vendors, investors, partners, joint venture parties, customers, legal representatives and communications with regulatory, including but not limited to the SEC, and tax authorities or as required by law, no Party shall communicate with any third party or any media outlet (or representative thereof) concerning this Agreement or the claims made by the Parties, which led to this Agreement or this Agreement itself or any fact or circumstances related to the same. Notwithstanding anything to the contrary, The Company shall not disclose the existence of this Agreement without the prior written consent of the other Party.

9.
The Parties agree that, unless required to do so by legal process, their officers and directors and anyone affiliated with either of the Parties will not make any public disparaging statements or representations, either directly or indirectly, whether orally or in writing, by word or gesture, to any person whatsoever, about the other Party or its attorneys, representatives, affiliates, directors, officers, employees, consultants or agents in connection with the subject matter of this Agreement. For purposes of this paragraph a disparaging statement or representation is any communication which, if publicized to another, would cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, morality, legality, good character, or product quality of the person or entity to whom the communication relates.

10.
This agreement will be interpreted and governed by the internal laws of the State of Florida without regard to conflicts of law rules. The exclusive forum for the adjudication of any disputes arising under this binding agreement or any of the Parties shall be the United States District Court for the Southern District of Florida or, in the event that the United States District Court for the Southern District of Florida lacks subject-matter jurisdiction, the Circuit Court of the State of Florida sitting in Palm Beach County. Each Party accepts and consents to personal jurisdiction and waives any objection to venue in the identified courts.

11.
The parties agree to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

12.
This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior discussions, agreements, and understandings, both written and oral, between the Parties with respect hereto. Except as explicitly set forth in this Agreement, there are no representations, warranties, or inducements, whether oral, written, expressed or implied, that in any way affect or condition the validity of this Agreement or any of its conditions or terms. All prior negotiations, oral or written, are merged in this Agreement. No change or modification to this Agreement shall be valid unless it is contained in writing and signed by all of the Parties hereto.

13.
The Parties hereby agree that the provisions of this Agreement, including, without limitation, the representations, warranties, covenants, indemnities, and releases made herein, shall survive the execution of this Agreement and the performance by the Parties of their respective obligations under this Agreement.

14.
If any provision in this Agreement shall be adjudged void or unenforceable, the same shall not affect the validity of this Agreement as a whole.

15.
The Parties agree that this Agreement reflects the joint drafting efforts of all Parties. In the event any dispute, disagreement or controversy arises regarding this Agreement, the Parties shall be considered joint authors and no provision shall be interpreted against any Party because of authorship.

16.
Any individual signing this Agreement on behalf of an entity represents and warrants that he or she has full authority to do so. The signatories to this Agreement respectively warrant that they are fully authorized to enter into this Agreement on behalf of their respective entity or individual; that entities which are corporations, partnerships or limited liability companies are duly organized, validly existing and in good standing; and that the making, execution and performance of this Agreement have been duly approved by the entities’ governing bodies and do not violate any provision of the entity’s respective articles of incorporation, charters, by-laws, or partnership agreements.

17.
Each Party hereto acknowledges that it has been represented by independent legal counsel in the preparation of the Agreement. Each party recognizes and acknowledges that the Company has been represented by Harvey Kesner, an attorney, as consultant and advisor and agrees and acknowledges that none of the services shall be claimed to be the provision of legal services, and separate counsel to the Parties has represented such Parties in all legal matters contemplated herein, including this Agreement, the releases herein and other agreements, and in connection with various legal matters and the Parties waive any conflicts of interest or other allegations that it has not been represented by its own counsel and which could be asserted to constitute malpractice. Company acknowledges and agrees that it has not and will not rely upon such person for legal, tax, accounting or similar professional advice.

18.
The Company Representative is hereby granted an irrevocable power of attorney to effectuate any and all transfers and assignments contemplated by this Agreement and is acting in an administrative capacity and the Parties agree he shall be indemnified and held harmless in respect of all such acts and actions hereunder.

19.
This Agreement may be executed in any number of counterparts (including facsimile or PDF), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date last set forth below.

Dated: 1/21/2021	EXACTUS, INC. By: _____________________________ Name: Title:
Dated: 1/21/2021	CEED2MED, LLC By: _____________________________ Name: Title:
Dated: 1/21/2021	VLADISLAV (BOBBY) YAMPOLSKY
Dated: 1/21/2021	JAMIE GOLDSTEIN

SCHEDULE A

Company Representative – Andrew Johnson